EXHIBIT NO. 99.1

News Release

Contacts: Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826

Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports $92.7 Million Net Income For Second Quarter of 2004

MIDDLETOWN, OH, July 20, 2004 — AK Steel (NYSE: AKS) today reported net income of $92.7 million, or $0.85 per share of common stock, for the second quarter of 2004, compared to a net loss of $78.2 million, or $0.72 per share in the second quarter of 2003.

The 2004 second quarter results include an after-tax gain of $44.2 million, or $0.41 per share, on the sale of the company’s Houston industrial park, completed on April 9, 2004, and a tax benefit related to discontinued operations of $27.2 million, or $0.25 per share. The tax benefit was due to AK Steel’s improved financial results and outlook, and reflects the use of net operating loss carryforwards that were previously expected to expire unused.

AK Steel reported an operating profit of $56.4 million and income from continuing operations of $20.2 million, or $0.18 per share, in the second quarter of 2004, compared to an operating loss of $115.2 million and a loss from continuing operations of $86.6 million, or $0.80 per share, in the second quarter of 2003.

“AK Steel employees have earned well-deserved congratulations for helping us quickly reach an important milestone – earning income from operations,” said James L. Wainscott, President and CEO of AK Steel. “Compared to where we were just nine months ago, that is a remarkable feat that we will savor only momentarily, as I believe all AK Steel employees recognize that much hard work remains in order to sustain and build upon the progress we have made.”

Mr. Wainscott reiterated the company’s focus on what he termed “the 3 C’s,” customers, costs and cash, for the first phase of the company’s recovery.

“Our attention to customers has helped restore and even increase business, resulting in higher volumes and record quarterly revenues,” he said. “At the same time, we have made excellent progress in cost control and replenishing our cash position. As we move into the second phase of our return to sustainable profitability, we will work on developing long-term modifications to our labor agreements, contract sales arrangements and raw materials supply strategy.”

Net sales in the second quarter of 2004 totaled $1,311.8 million on shipments of 1,565,100 tons, 34% and 12% higher, respectively, than sales of $981.3 million and shipments of 1,399,000 tons in the year-ago quarter.

The company said that increased global steel demand spurred the higher shipment volumes and increases in spot market pricing helped increase revenues. Steel prices also rose as a result of surcharges implemented to help offset unprecedented prices paid for certain raw materials and energy sources. The company’s average flat-rolled selling price per ton reached a record $835 per ton in the second quarter of 2004, up 22% from $682 per ton in the second quarter of 2003 and nearly 12% higher than the $747 per ton average in the first quarter of 2004.

For the first half of 2004, the company reported net sales of $2,446.2 million compared to $1,966.6 million in the first half of 2003. Operating profit for the first six months of 2004 was $57.9 million compared to an operating loss of $158.3 million in the same period last year. First half 2004 net income of $258.1 million, or $2.37 per share, includes $246.3 million for the combined gain on the sale of Douglas Dynamics and Greens Port Industrial Park in Houston. For the same period in 2003, AK Steel reported a net loss of $119 million, or $1.10 per share. AK Steel said its liquidity at the end of the second quarter of 2004 totaled $735 million, including cash and availability under its two credit facilities, including an accounts receivable-based revolving credit facility established in May.

Outlook

AK Steel said it expects continued improvements in its operating profitability for the third quarter and second half of 2004. The expected improvements are due primarily to anticipated higher selling prices and lower planned maintenance and overhead costs that, collectively, are expected to more than offset higher raw material costs.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. The statements in this release with respect to future earnings reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management.

Except as required by law, the Company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Shipments (000 tons)	1,565.1	1,399.0	3,079.4	2,764.4
Selling price per ton	$835	$682	$792	$692
Net Sales	$1,311.8	$981.3	$2,446.2	$1,966.6
Cost of products sold	1,147.2	974.2	2,173.6	1,886.2
Selling and administrative expenses	54.4	65.4	106.9	124.9
Depreciation	53.8	56.9	107.8	113.8

Total operating costs	1,255.4	1,096.5	2,388.3	2,124.9

Operating profit (loss)	56.4	(115.2)	57.9	(158.3)
Interest expense	27.6	28.5	57.3	57.1
Other income (expense)	(1.4)	1.1	0.2	2.3

Income (loss) before income taxes	27.4	(142.6)	0.8	(213.1)
Income tax provision (benefit)	7.2	(56.0)	(3.0)	(84.1)

Income (loss) from continuing operations	20.2	(86.6)	3.8	(129.0)
Income from discontinued operations, net of tax	1.1	8.4	8.0	10.0
Gain on the sale of discontinued operations, net of tax	71.4	—	246.3	—

Net income (loss)	$92.7	$(78.2)	$258.1	$(119.0)

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$0.18	$(0.80)	$0.03	$(1.19)
Income from discontinued operations	0.01	0.08	0.07	0.09
Gain on sale of discontinued operations	0.66	—	2.27	—

Net income (loss)	$0.85	$(0.72)	$2.37	$(1.10)

Weighted average shares outstanding
Basic	108.7	108.5	108.7	108.4
Diluted	109.0	108.5	109.0	108.4

AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) June 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$266.8	$54.7
Accounts and notes receivables, net	592.5	399.3
Inventories - net	723.9	730.9
Current assets held for sale	—	46.5
Other current assets	131.6	126.6

Total Current Assets	1,714.8	1,358.0

Property, plant and equipment	4,824.3	4,793.9
Accumulated depreciation	(2,466.7)	(2,360.0)

Property, plant and equipment, net	2,357.6	2,433.9
Non-current assets held for sale	—	65.5
Other	1,150.5	1,168.2

Total Assets	$5,222.9	$5,025.6

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$307.1	$376.3
Other accruals	225.4	181.9
Current liabilities - discontinued operations	—	16.8
Current portion of long-term debt	—	62.5
Current portion of pension & postretirement benefit obligation	147.4	141.4

Total Current Liabilities	679.9	778.9

Long-term debt	1,260.0	1,197.8
Pension & postretirement benefit obligation	2,918.4	2,940.6
Non-current liabilities - discontinued operations	—	9.1
Other liabilities	142.5	152.0

Total Liabilities	5,000.8	5,078.4

Shareholders’ Equity (Deficit)
Common stock - 2004; authorized 200,000,000 shares of $0.01 par value each; 117,304,093 shares issued; 108,750,681 shares outstanding	1.2	1.2
Additional paid-in capital	1,819.2	1,815.9
Treasury stock - 2004; 8,553,412 shares at cost	(122.9)	(122.7)
Accumulated deficit	(1,286.1)	(1,544.2)
Accumulated other comprehensive loss	(189.3)	(203.0)

Total Shareholders’ Equity (Deficit)	222.1	(52.8)

Total Liabilities and Shareholders’ Equity	$5,222.9	$5,025.6

AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2004	2003
Cash Flow From Operating Activities:
Net Income (loss)	$258.1	$(119.0)
Depreciation	107.8	113.8
Amortization	8.4	4.9
Deferred taxes	(4.2)	(80.2)
Pension and other postretirement benefit expense in excess of payments	14.0	66.1
Income from discontinued operations	(254.3)	(10.0)
Working capital	(217.5)	(24.8)
Other	(8.2)	5.3

Net Cash Flow From Operating Activities of Continuing Operations	(95.9)	(43.9)

Cash Flow From Investing Activities:
Capital investments	(28.5)	(41.3)
Purchase of investments	(0.7)	(1.1)
Proceeds from draw on industrial revenue bond proceeds	6.3	—
Proceeds from sale of businesses	337.5	—
Proceeds from sale or liquidation of assets and investments	48.5	2.9
Other	—	(0.6)

Net Cash Flow From Investing Activities of Continuing Operations	363.1	(40.1)

Cash Flow From Financing Activities:
Principal payment on long-term debt	(62.5)	—
Premium and fees paid on retirement of long-term debt	(5.6)	—
Purchase of treasury stock	(0.2)	(0.7)
Other	0.5	1.6

Net Cash Flow From Financing Activities of Continuing Operations	(67.8)	0.9

Cash Flow From Discontinued Operations	12.7	(6.5)

Net Increase (Decrease) in Cash	212.1	(89.6)

Cash and Cash Equivalents, Beginning	54.7	282.5

Cash and Cash Equivalents, Ending	$266.8	$192.9

AK Steel Corporation

(Unaudited)

Steel Shipments

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Tons Shipped by Product (000’s)
Stainless/Electrical	258.3	226.2	497.9	452.9
Coated	838.7	709.6	1,648.3	1,396.9
Cold Rolled	323.8	285.1	640.1	563.3
Tubular	50.8	27.9	103.4	52.7
Hot Rolled	41.4	74.6	88.7	159.9
Secondary	52.1	75.6	101.0	138.7

Total Shipments	1,565.1	1,399.0	3,079.4	2,764.4

Shipments by Product (%)
Stainless/Electrical	16.5%	16.2%	16.2%	16.4%
Coated	53.6%	50.7%	53.5%	50.5%
Cold Rolled	20.7%	20.4%	20.8%	20.4%
Tubular	3.2%	2.0%	3.4%	1.9%
Hot Rolled	2.7%	5.3%	2.9%	5.8%
Secondary	3.3%	5.4%	3.2%	5.0%

Total Shipments	100.0%	100.0%	100.0%	100.0%